EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
February 10, 2025	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2024 FOURTH QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch,” “our” or “the Company”) announces its 2024 fourth quarter results. The results included:
•Net income available to Arch common shareholders of $925 million, or $2.42 per share, representing a 17.9% annualized net income return on average common equity, compared to net income available to Arch common shareholders of $2.3 billion, or $6.12 per share, for the 2023 fourth quarter.
•After-tax operating income available to Arch common shareholders(1) of $866 million, or $2.26 per share, representing a 16.7% annualized operating return on average common equity(1), compared to $945 million, or $2.49 per share, for the 2023 fourth quarter.
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums, of $393 million, due in part to Hurricanes Milton and Helene.
•Favorable development in prior year loss reserves, net of related adjustments, of $146 million.
•Combined ratio excluding catastrophic activity and prior year development(1) of 79.0%, compared to 78.9% for the 2023 fourth quarter.
•Share repurchases of approximately $24 million, in addition to the already communicated special cash dividend to common shareholders of $1.9 billion, or $5.00 per share, paid on December 4, 2024.
•Book value per common share of $53.11 at December 31, 2024, a 6.8% decrease from September 30, 2024 (or a 1.9% increase excluding the impact of the special cash dividend noted above).
Nicolas Papadopoulo, Arch CEO, commented “We closed the year with a very strong fourth quarter including contributions from all our earnings sources. These are excellent results when you consider the elevated catastrophe environment and the increased risk levels across many lines of business.” Papadopoulo added, “Additionally, on behalf of everyone at Arch, I would like to offer our thoughts and sympathies to everyone affected by the California wildfires. This devastating event will require the coordinated efforts of many, particularly the insurance industry, to help rebuild. While still too early to fully assess the magnitude of this disaster, our current view of the insured market loss will be between $35 billion and $45 billion, making Arch's expected share of the event somewhere between $450 million and $550 million.”
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. Dollars in millions)	Three Months Ended December 31,
	2024	2023	% Change
Gross premiums written	$4,756	$4,251	11.9
Net premiums written	3,819	3,261	17.1
Net premiums earned	4,143	3,344	23.9
Underwriting income	625	715	(12.6)
Underwriting Ratios			% Point Change
Loss ratio	57.5%	49.0%	8.5
Underwriting expense ratio	27.5%	29.9%	(2.4)
Combined ratio	85.0%	78.9%	6.1

Combined ratio excluding catastrophic activity and prior year development (1)	79.0%	78.9%	0.1
(1)    See ‘Comments on Non-GAAP Financial Measures’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Non-GAAP Financial Measures’ for further details):

(U.S. Dollars in millions, except per share data)	Three Months Ended
	December 31,
	2024	2023
Net income available to Arch common shareholders	$925	$2,324
Net realized (gains) losses (1)	161	(189)
Equity in net (income) loss of investment funds accounted for using the equity method	(143)	(102)
Net foreign exchange (gains) losses	(106)	60
Transaction costs and other	26	4
Income tax expense (benefit) (2)	3	(1,152)
After-tax operating income available to Arch common shareholders	$866	$945

Diluted per common share results:
Net income available to Arch common shareholders	$2.42	$6.12
Net realized (gains) losses (1)	0.41	(0.50)
Equity in net (income) loss of investment funds accounted for using the equity method	(0.37)	(0.27)
Net foreign exchange (gains) losses	(0.28)	0.16
Transaction costs and other	0.07	0.01
Income tax expense (benefit) (2)	0.01	(3.03)
After-tax operating income available to Arch common shareholders	$2.26	$2.49

Weighted average common shares and common share equivalents outstanding — diluted	382.8	379.8

Beginning common shareholders’ equity	$21,444	$14,409
Ending common shareholders’ equity	19,990	17,523
Average common shareholders’ equity	$20,717	$15,966

Annualized net income return on average common equity	17.9%	58.2%
Annualized operating return on average common equity	16.7%	23.7%
(1)    Net realized gains or losses include realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries.
(2)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction. The 2023 fourth quarter results were impacted by the establishment of a net deferred tax asset of $1.18 billion, or $3.10 per share, related to the enactment of Bermuda’s new corporate income tax.

Segment Information

The following section provides analysis on the Company’s 2024 fourth quarter performance by reportable segments. For additional details regarding the Company’s reportable segments, please refer to the Company’s Financial Supplement dated December 31, 2024. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development (see ‘Comments on Non-GAAP Financial Measures’ for further details).
Insurance Segment

	Three Months Ended December 31,
(U.S. Dollars in millions)	2024	2023	% Change

Gross premiums written	$2,484	$1,934	28.4
Net premiums written	1,954	1,449	34.9
Net premiums earned	1,933	1,449	33.4

Underwriting income	$30	$99	(69.7)

Underwriting Ratios			% Point Change
Loss ratio	66.3%	58.4%	7.9
Underwriting expense ratio	32.2%	34.7%	(2.5)
Combined ratio	98.5%	93.1%	5.4

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	8.3%	3.8%	4.5
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(0.5)%	0.4
Combined ratio excluding catastrophic activity and prior year development	90.3%	89.8%	0.5
On August 1, 2024, the insurance segment completed the acquisition of the U.S. MidCorp and Entertainment insurance businesses from Allianz (“MCE Acquisition”). As such, the insurance segment’s 2024 fourth quarter results include a full quarter of activity related to the acquired business.
Gross premiums written by the insurance segment in the 2024 fourth quarter were 28.4% higher than in the 2023 fourth quarter (8.1% excluding the MCE Acquisition), while net premiums written were 34.9% higher than in the 2023 fourth quarter (7.7% excluding the MCE Acquisition). Growth in net premiums written included the impact of the MCE Acquisition and also reflected an increase in property and short-tail specialty and other liability—occurrence due, in part, to new business opportunities and rate changes. Net premiums earned in the 2024 fourth quarter were 33.4% higher than in the 2023 fourth quarter (7.1% excluding the MCE Acquisition), and reflect changes in net premiums written over the previous five quarters.
The 2024 fourth quarter loss ratio reflected 8.3 points of current year catastrophic activity, primarily related to Hurricanes Helene and Milton, compared to 3.8 points of catastrophic activity in the 2023 fourth quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.3 points in the 2024 fourth quarter, compared to 0.6 points in the 2023 fourth quarter. The balance of the change in the loss ratio resulted, in part, from the impact of the MCE Acquisition business, certain adjustments to current accident year loss picks for select lines of business and changes in the mix of business.
The underwriting expense ratio was 32.2% in the 2024 fourth quarter, compared to 34.7% in the 2023 fourth quarter. The impact of the MCE Acquisition lowered the underwriting expense ratio by approximately 2.9 points, primarily due to the effects of the fair value estimation of the assets acquired at closing, including the non-recognition of deferred acquisition costs. The value of policies in force at closing are considered within the value of business acquired which is amortized through amortization of intangibles. The underwriting expense ratio also benefited from an initial lower level of operating expenses in the acquired business.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. Dollars in millions)	2024	2023	% Change

Gross premiums written	$1,941	$1,971	(1.5)
Net premiums written	1,588	1,557	2.0
Net premiums earned	1,904	1,620	17.5
Other underwriting income	4	8	(50.0)

Underwriting income	$328	$330	(0.6)

Underwriting Ratios			% Point Change
Loss ratio	58.9%	52.3%	6.6
Underwriting expense ratio	24.1%	27.7%	(3.6)
Combined ratio	83.0%	80.0%	3.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	12.2%	5.1%	7.1
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(4.0)%	(1.3)%	(2.7)
Combined ratio excluding catastrophic activity and prior year development	74.8%	76.2%	(1.4)
Gross premiums written by the reinsurance segment in the 2024 fourth quarter were 1.5% lower than in the 2023 fourth quarter, while net premiums written were 2.0% higher than in the 2023 fourth quarter. The growth in net premiums written primarily reflected increases in casualty, property excluding property catastrophe and property catastrophe lines, due in part to rate increases, new business opportunities and growth in existing accounts. Net premiums earned in the 2024 fourth quarter were 17.5% higher than in the 2023 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2024 fourth quarter loss ratio reflected 12.9 points of current year catastrophic activity, primarily related to Hurricane Milton, compared to 5.4 points of catastrophic activity in the 2023 fourth quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 3.8 points in the 2024 fourth quarter, compared to 1.6 points in the 2023 fourth quarter. The balance of the change in the loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 24.1% in the 2024 fourth quarter, compared to 27.7% in the 2023 fourth quarter, with the decrease reflecting lower contingent commissions in the 2024 fourth quarter, changes in mix of business and growth in net premiums earned.

Mortgage Segment

	Three Months Ended December 31,
(U.S. Dollars in millions)	2024	2023	% Change

Gross premiums written	$331	$350	(5.4)
Net premiums written	277	255	8.6
Net premiums earned	306	275	11.3
Other underwriting income	2	2	—

Underwriting income	$267	$286	(6.6)

Underwriting Ratios			% Point Change
Loss ratio	(5.9)%	(20.6)%	14.7
Underwriting expense ratio	19.3%	17.3%	2.0
Combined ratio	13.4%	(3.3)%	16.7

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(22.3)%	(39.0)%	16.7
Combined ratio excluding prior year development	35.7%	35.7%	—
Gross premiums written by the mortgage segment in the 2024 fourth quarter were 5.4% lower than in the 2023 fourth quarter, while net premiums written were 8.6% higher. The increase in net premiums written and earned in the 2024 fourth quarter primarily reflected a lower level of Bellemeade premiums ceded, due in part to the termination of certain Bellemeade agreements in the 2023 fourth quarter.
Estimated net favorable development of prior year loss reserves, before related adjustments, decreased the loss ratio by 20.2 points, compared to 36.6 points in the 2023 fourth quarter. Such amounts were primarily related to better than expected cure rates. The 2024 fourth quarter loss ratio, excluding net favorable development, was slightly lower than in the 2023 fourth quarter.
The underwriting expense ratio was 19.3% in the 2024 fourth quarter, compared to 17.3% in the 2023 fourth quarter. The increase was primarily due to lower level of ceding and profit commissions on U.S. primary business, along with a higher level of operating expenses primarily related to one-time voluntary separation program costs.

Corporate
The Company’s results include net investment income, net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investment funds accounted for using the equity method, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income tax items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. Dollars in millions, except per share data)	Three Months Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Pre-tax net investment income	$405	$399	$313
Per share	$1.06	$1.04	$0.82

Equity in net income (loss) of investment funds accounted for using the equity method	$143	$171	$102
Per share	$0.37	$0.45	$0.27

Pre-tax investment income yield, at amortized cost (1)	4.32%	4.40%	4.11%

Total return on investments (2)	(1.05)%	3.97%	4.76%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
The growth in net investment income in the 2024 fourth quarter primarily reflected the effects of sustained higher interest rates available in the market. Net realized losses were $161 million for the 2024 fourth quarter, compared to net realized gains of $189 million in the 2023 fourth quarter, and reflected sales of investments as well as the impact of financial market movements on the Company’s derivatives, equity securities and investments accounted for under the fair value option method. Total return in the 2024 fourth quarter reflected unrealized losses on the Company’s fixed income securities, driven by higher interest rates.
Amortization of intangible assets was $99 million for the 2024 fourth quarter, compared to $24 million for the 2023 fourth quarter. The higher level of expense for the 2024 fourth quarter reflects the amortization of intangible assets related to the MCE Acquisition, including intangible assets attributed to value of business acquired and distribution relationships.
Transaction costs and other were $26 million for the 2024 fourth quarter, compared to $4 million for the 2023 fourth quarter. The 2024 fourth quarter primarily includes direct costs related to the MCE Acquisition and ongoing integration efforts.
On a pre-tax basis, net foreign exchange gains were $106 million for the 2024 fourth quarter, compared to net foreign exchange losses of $59 million for the 2023 fourth quarter. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.
The Company’s effective tax rate on income before income taxes was an expense of 6.6% for the 2024 fourth quarter, compared to a benefit of 85.6% for the 2023 fourth quarter. The income tax benefit in the 2023 fourth quarter was primarily driven by a $1.18 billion net deferred asset recorded in the 2023 fourth quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 6.7% for the 2024 fourth quarter, compared to 7.3% for the 2023 fourth quarter. The effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.
Income from operating affiliates for the 2024 fourth quarter was $64 million, or $0.17 per share, compared to $69 million, or $0.18 per share, for the 2023 fourth quarter, and primarily reflects amounts related to the Company’s investment in Somers Group Holdings Ltd. and Coface SA.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 11, 2025. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes and will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated December 31, 2024, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., is a publicly listed Bermuda exempted company with approximately $23.5 billion in capital at December 31, 2024. Arch, which is part of the S&P 500 index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Non-GAAP Financial Measures

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, net of income taxes and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize these items are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization.
The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments.

Transaction costs and other include integration, advisory, financing, legal, severance, incentive compensation and all other costs directly related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance.
In the 2023 fourth quarter, the Company established a net deferred tax benefit of $1.18 billion consistent with the transition provisions specified in the Bermuda Corporate Income Tax Act of 2023. Due to the non-recurring nature of this one-time item, the Company believes that excluding this item from after-tax operating income or loss available to common shareholders provides the user with a better evaluation of the Company’s ongoing business performance.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies that follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not include certain income and expense items which are included in corporate. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2024 fourth quarter and 2023 fourth quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in millions)	Three Months Ended
	December 31, 2024
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,484	$1,941	$331	$4,756
Premiums ceded (1)	(530)	(353)	(54)	(937)
Net premiums written	1,954	1,588	277	3,819
Change in unearned premiums	(21)	316	29	324
Net premiums earned	1,933	1,904	306	4,143
Other underwriting income (loss)	—	4	2	6
Losses and loss adjustment expenses	(1,281)	(1,121)	18	(2,384)
Acquisition expenses	(345)	(382)	(3)	(730)
Other operating expenses	(277)	(77)	(56)	(410)
Underwriting income (loss)	$30	$328	$267	625

Net investment income				405
Net realized gains (losses)				(161)
Equity in net income (loss) of investment funds accounted for using the equity method				143
Other income (loss)				12
Corporate expenses (2)				(31)
Transaction costs and other (2)				(26)
Amortization of intangible assets				(99)
Interest expense				(37)
Net foreign exchange gains (losses)				106
Income (loss) before income taxes and income (loss) from operating affiliates				937
Income tax benefit (expense)				(66)
Income (loss) from operating affiliates				64
Net income (loss) available to Arch				935
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$925

Underwriting Ratios
Loss ratio	66.3%	58.9%	(5.9)%	57.5%
Acquisition expense ratio	17.9%	20.0%	1.0%	17.6%
Other operating expense ratio	14.3%	4.1%	18.3%	9.9%
Combined ratio	98.5%	83.0%	13.4%	85.0%

Net premiums written to gross premiums written	78.7%	81.8%	83.7%	80.3%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.

(U.S. Dollars in millions)	Three Months Ended
	December 31, 2023
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$1,934	$1,971	$350	$4,251
Premiums ceded (1)	(485)	(414)	(95)	(990)
Net premiums written	1,449	1,557	255	3,261
Change in unearned premiums	—	63	20	83
Net premiums earned	1,449	1,620	275	3,344
Other underwriting income (loss)	—	8	2	10
Losses and loss adjustment expenses	(846)	(848)	57	(1,637)
Acquisition expenses	(277)	(365)	(1)	(643)
Other operating expenses	(227)	(85)	(47)	(359)
Underwriting income (loss)	$99	$330	$286	715

Net investment income				313
Net realized gains (losses)				189
Equity in net income (loss) of investment funds accounted for using the equity method				102
Other income (loss)				17
Corporate expenses (2)				(27)
Transaction costs and other (2)				(4)
Amortization of intangible assets				(24)
Interest expense				(34)
Net foreign exchange gains (losses)				(59)
Income (loss) before income taxes and income (loss) from operating affiliates				1,188
Income tax benefit (expense)				1,076
Income (loss) from operating affiliates				69
Net income (loss)				2,333
Net (income) loss attributable to noncontrolling interests				1
Net income (loss) available to Arch				2,334
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$2,324

Underwriting Ratios
Loss ratio	58.4%	52.3%	(20.6)%	49.0%
Acquisition expense ratio	19.1%	22.5%	0.2%	19.2%
Other operating expense ratio	15.6%	5.2%	17.1%	10.7%
Combined ratio	93.1%	80.0%	(3.3)%	78.9%

Net premiums written to gross premiums written	74.9%	79.0%	72.9%	76.7%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, deferred tax assets, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases (including COVID-19) on the Company’s business;
•acts of terrorism, geopolitical political unrest and other regional and global hostilities or other unforecasted and unpredictable events;
•availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;
•changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operates, underwrites business or invests;
•an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of legislation that affects Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative and the enactment of the Bermuda corporate income tax; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company's forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
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